Exhibit 10.10

CONFIDENTIAL

R&D, MARKETING & TECHNOLOGY LICENSE AGREEMENT

Between

CAVITATION TECHNOLOGIES, INC.

and

n.v. DESMET BALLESTRA GROUP s.a.,

May ____, 2012

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TECHNOLOGY LICENSE AGREEMENT

This TECHNOLOGY LICENSE AGREEMENT ("Agreement") is entered into and made effective as of May __, 2012 ("Effective Date"), by and between CAVITATION TECHNOLOGIES, INC., a Nevada corporation ("Licensor"), and n.v. DESMET BALLESTRA GROUP s.a., a Belgian corporation ("Licensee") (the parties herein sometimes referred to individually as a "Party" or collectively as "Parties").

P R E A M B L E

A. Licensor is a U.S. based process and product development firm which has developed a Nano Reactor® Device and a Nano Reactor® System for use in Oils and Fats Processing Facilities, and has the full rights to the Patents and Patent Application protecting such intellectual property.

B. Licensee, together with its Affiliates, is a global engineering and equipment supply firm engaged in the development, design and supply of process equipment for Oils and Fats Processing Facilities, and has requested a license for the limited purpose of development, design and supply of Nano Reactor® Systems anywhere in the Licensed Territory which incorporates Nano Reactor® Devices supplied by Licensor.

C. The Parties have previously entered into the Technology License Agreement dated November 1, 2010, amended on June 1, 2011 and on September 2, 2011, and desire to mutually terminate such agreement and to replace and supersede it in its entirety by entering into this agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, the Parties agree as follows:

ARTICLE I
DEFINITIONS

1.01 Defined Terms. Unless the context shall otherwise require, capitalized terms contained in this Agreement (including each of the Schedule thereto) shall have the following meanings:

"Affiliate" means, with respect to either Party, a person or entity that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with that Party, with the terms "control" and "controlled" meaning for purposes of this definition, the power to direct the management and policies of a person or entity, directly or indirectly, whether through the ownership of voting securities or a partnership, membership or other ownership interest, or by contract or otherwise.

"Agreement" means this R&D, Marketing & Technology License Agreement.

"Confidential Information" means information, data and documents (whether in print form or capable of being digitally stored and generated), including any formula, pattern, compilation, program, apparatus, device, drawing, schematic, method, technique, process or data, that (a) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other Persons that can obtain economic value from its publication, disclosure or use, and (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

For purposes of this Agreement, the term "Confidential Information" consists of and includes, without limitation, the following: (1) this Agreement and the terms and conditions contained herein, together with any notices, communications or correspondence required or given by the Parties thereunder; (2) the Licensor Confidential Information, and (3) the Licensee Confidential Information.

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"Gross Margin" means the amount remaining from the point of sale selling price after deducting the value of all purchase orders for hardware incorporated in the Nano Reactor® System, deducting a five percent (5%) of aggregate purchase order cost contingency fee, deducting a $10,000 engineering fee, and deducting any shipment and packaging costs to move hardware to the point of sale location.

"Inventions or Improvements" means any patentable or non-patentable invention, discovery, technology and information of any type whatsoever, including without limitation processes, methods, formulae, compositions, devices, operating techniques, reactants, catalysts, technical information, knowledge, experience, improvements, modifications, enhancements and know-how that relate to the design, fabrication, construction, maintenance or operation of any Nano Reactor® Device or Nano Reactor® System or in the use, practice or commercialization of the Licensed Technology in making or aiding in the production of neutralized, degummed or dewaxed Oils & Fats that utilizes, incorporates, derives from, or is otherwise based on the Licensed Technology, in each case which is discovered, made, designed, developed or acquired by Licensor or by Licensee, as the case may be, solely or with others, or used or practiced at or in the Licensed Technology. The term "Inventions or Improvements" includes, without limitation, patents, patent applications, copyrights, trade secrets and Confidential Information, and the entire scope and content of the intellectual and tangible property included therein and produced therefrom.

"Licensed Technology" means and includes the Patents and Patent Application and the Licensor Technical Information; provided, however, the term "Licensed Technology" shall be limited to the rights granted to Licensee under this Agreement and to rights granted to each Site User and shall not include any rights with respect to the design and manufacture of any Nano Reactor® Device or any component or part thereof.

"Licensed Territory" means and includes the following: Worldwide.

"Licensor Technical Information" means (a) all unpatented information and data relating to the Licensed Technology and the fabrication of a Nano Reactor® Device or operation of any Nano Reactor® System, including without limitation all Know-How and any inventions, trade secrets, formulae, processes, methods, technologies, operating techniques, apparatuses, reactants, catalysts and other chemicals, chemical compounds and mixtures, that are or may be useful in practicing the Licensed Technology, (b) the Nano Reactor® Device, and (c) all Licensor Inventions and Improvements.

"Nano Reactor® Device" means the hydrodynamic cavitation apparatus used in the Nano Reactor System which is covered by the Patents and Licensor Technical Information.

"Patents" means the following patents:

- US patent n° 7,762,715 issued on July 27, 2010 for a Cavitation Generator
- US patent n° 8,042,989 issued on October 25, 2011 for a Multi-Stage Cavitation Device

"Patent Applications" means the following process patent applications:

- US patent application N° 12/484,981 for a Method for Cavitation-Assisted Refining, Degumming and Dewaxing of Oil and Fat and the patent that will be granted based on this patent application, as well as their extension to any territory.
- US patent application N° 12/883,328 for a Process To Remove Impurities From Triacylglycerol Oil and the patent that will be granted based on this patent application, as well as their extension to any territory.

"Nano Reactor® System" means the Nano Reactor® Device and the associated process equipment and process automation to enable process performance.

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"Oils & Fats" means triglyceride-based substances and their subcomponents from plant or animal origin which may be liquid or solid at room temperature.

"Oleochemicals" means fatty acid based derivatives from oils and fats such as fatty acids, fatty alcohols, fatty acid esters , etc and which are used in for example soaps, detergents and surfactants.

"Process Design Package" means the comprehensive design package for the Nano Reactor® System, including without limitation, drawings, schematics, flow charts, diagrams and documents depicting process design; piping and instrumentation diagrams; process data sheets for equipment; instrumentation data sheets; safety value data sheets; logic diagrams; graphic displays; performance data; and technical or operating manuals; in each case which are in tangible print or that are or may be electronically stored and retrieved by any means and relate to the design, fabrication, construction, installation, operation and maintenance of the Nano Reactor® System.

"Nano Reactor® Device Fees & Payment Schedule" means the schedule established and signed by both Parties according to the template in Exhibit B. Such schedule can be adapted by mutual agreement of the Parties.

"Nano Reactor® System Pricing Targets" means the schedule established and signed by both Parties according to the template in Exhibit C. Such schedule can be adapted by mutual agreement of the Parties.

"Secrecy & Non-Disclosure Agreement" means the Secrecy & Non-Disclosure Agreement executed by and between the Parties on December 4, 2009.

"Site User" means the final client operating a Nano Reactor® System.

"Sold" means that Licensee has received from a Site User a confirmed order, downpayment, and when incorporated in the confirmed order, a confirmed letter of credit for the sale of a Nano Reactor® System

"Oils and Fats Processing Facilities"" means any plant or facility located at a geographic site or location within the Licensed Territory which is designed, constructed and is or will be operated for the purpose of processing plant Oils & Fats and/or Oleochemicals.

ARTICLE II
LICENSOR GRANT TO LICENSEE

2.01 Scope of Grant. (a) Subject to the terms and conditions of this Agreement, Licensor grants to Licensee a limited, exclusive license and right, including related Improvements and Inventions, to:

(1) Market, sell and supply Nano Reactor® Systems incorporating Nano Reactor® Devices that are (A) operated by Site Users for the sole purpose of producing and/or processing plant Oils & Fats, or Oleochemicals, including without limitation aiding in or facilitating the production of neutralized, degummed or dewaxed Oils & Fats, either as stand-alone units or in connection with the operation of Oils and Fats Processing Facilities, or in connection with other processes involving or relating to Oils & Fats or Oleochemcials, and (B) located within the Licensed Territory;

(2) Include or incorporate the Nano Reactor® Systems into Oils and Fats Processing Facilities for the purpose of integrating Nano Reactor® Systems into or part of Oils and Fats Processing Facilities or any process or processing equipment comprising a part thereof; will be installed and operated by Site Users within the Licensed Territory for the sole purpose of making or aiding in the refinement of plant

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Oils & Fats or Oleochemicals, including without limitation the production of neutralized, degummed or dewaxed Oils & Fats, either as stand-alone Nano Reactor® Systems or in connection with or as part of any Oils & Fats Processing Facility or other Oils & Fats processes.

(3) Assist Site Users in the inspection, installation, testing, startup, operation and maintenance of each Nano Reactor® System and Nano Reactor® Device.

(b) Except as provided under this Agreement, the marketing rights and license granted to Licensee under this Agreement shall not include any design, fabrication or manufacturing rights in or to the Nano Reactor® Device, or any part thereof.

(c) In no event shall Licensor market directly to any competitor of Licensee without written consent of Licensee.

2.02 Limitations; Prohibitions. (a) For applications other than processing or treatment ofOils & Fats or Oleochemicals, Licensor hereby retains the right to (1) design, fabricate, construct, operate, sell and market Nano Reactor® Devices within the Licensed Territory, and (2) grant to any Person any license or right to design, fabricate, construct, operate, sell and market Nano Reactor® Devices in the Licensed Territory.

2.03 Extension to Affiliates. Licensor agrees to grant and does hereby grant to the Licensee the right to extend to Licensee's Affiliates all the rights of Licensee under this Agreement, provided that the Licensee's Affiliate concerned agrees to observe and be bound by all of the obligations of Licensee under this Agreement.

ARTICLE III
ORDERS, DELIVERY AND START UP

3.01 Nano Reactor® Device Orders. (a) Subject to the conditions of this Agreement, Licensee shall be entitled to order from Licensor one or more Nano Reactor® Devices that will be integrated into Nano Reactor® Systems installed at or incorporated or otherwise integrated into Oils and Fats Processing Facilities designed, and/or supplied and/or erected, and sold by Licensee. Each such purchase order shall include the information requested or called for in Exhibit A hereto (each a "Confirmed Order"). Licensee shall submit a separate Confirmed Order for each Nano Reactor® Device.

3.02 Delivery of Nano Reactor® Device(s). Licensor will ship to Site User or Licensee, as specified in the Confirmed Order, the Nano Reactor® Device requested in the Confirmed Order within ninety (90) days after Licensor receives both a Confirmed Order and down payment as per article 7.02 of the present Agreement.

3.03 Quality Control; Manuals. Licensee and Site User shall follow and diligently adhere to all procedures, instructions, specifications and guidelines provided by Licensor with respect to installation and operation of each Nano Reactor® Device and in any technical or user manuals developed or prepared by Licensor and Licensee on a joint and cooperative basis. Licensee shall provide and deliver to each Site User Licensor's current technical or user manual upon handover of each Nano Reactor® Device to the Site User(s).

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ARTICLE IV
TECHNICAL ASSISTANCE AND SUPPORT

4.01 Scope and rate of Services. Licensor shall, upon request, provide to Licensee any consultation, technical assistance and support services that Licensee may reasonably request from time to time in (a) installing, operating or troubleshooting for any Nano Reactor® Device, (b) testing, startup or maintenance of any Nano Reactor® Device or any problems associated therewith, and (c) providing training to representatives, contractors or employees of Licensee and/or any Site User. Technical assistance and support services shall be charged at the rate of $1000.00 per day on site, together with payment or reimbursement of reasonable and justified costs and expenses as specified therein. Reasonable expenses of Licensor's representatives engaged in technical assistance conducted away from Licensor's offices, including airfare, meals and lodging, shall be paid and supported by the requesting company, i.e. the Licensee or the Site User, as the case may be.

4.02 Training Expenses. All expenses of Licensee's (and any Site User's) employees or representatives in attending any training session conducted by Licensor shall be the responsibility of Licensee or Site User, as the case may be.

ARTICLE V
INVENTIONS OR IMPROVEMENTS

5.01 Inventions or Improvements. Each Party agrees to promptly disclose to the other, all Inventions or Improvements, invented, discovered or developed and in a stage of development potentially suitable for evaluation, testing or commercial use in the processing of Oils & Fats or Oleochemicals.

5.02 Ownership and Patentability. (a) In case of Invention and Improvement related to a Nano Reactor® Device or apparatus similar thereto, or to a Nano Reactor® System or process similar thereto, where the inventors are employed solely by the Licensor, Licensor shall during a period of ninety (90) days from disclosure to the other Party, file patent applications with respect thereto in its own name and at its own expense, and take such other steps required or necessary to protect its rights in such Invention or Improvement, and incorporate such intellectual property into the present Agreement, with no extra costs for the Licensee..

(b) In case of Invention and Improvement related to a new patentable process that can be utilized only in the processing of Oils & Fats or Oleochemicals and that is not in conflict with the Licensor current patent filings and claims, where the inventors are employed partly by the Licensee and partly by the licensor, the parties shall jointly proceed, prepare and file any such patent application without delay. Each Party shall bear 50% of the costs related to the patent filing, and of subsequent fees. If one Party does not want to file such patent application while the other does, the latest shall be entitled to file the patent application in its own name and at its own expense. For the purpose of this provision, failure to answer positively a patent application request from the other party during 30 calendar days, or to pay the related fees within reasonable time period shall be considered as a waiver to its patent rights, and shall allow the other Party to file alone the patent application in its own name and at its own expenses. The Parties acknowledge that such intellectual property is automatically incorporated into the present Agreement, with no extra costs for the Licensee.

(c) In the case of all Inventions and Improvements Licensor, and Licensee when applicable, shall file a patent application at least in the United States Patent and Trademark office, the Argentine Patent and Trademark office, and a Patent Cooperation Treaty application covering the countries of Brazil, England, France, Germany, and Malaysia.

(d) Both Parties shall, upon the other Party's request, take such actions and execute all documents, and cause its employees and contractors to take all actions and execute all documents, as are necessary or appropriate to implement the provisions of this Article V (including the registration of any

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relevant license in any relevant register) and shall assist the other Party in the preparing, filing, prosecuting and assigning patents, patent applications, copyrights and other intellectual property rights and in otherwise securing their protection.

ARTICLE VI
OWNERSHIP OF PROPERTY; PATENT FILINGS

6.01 Ownership of Property. (a) Without prejudice of article V, nothing in this Agreement shall be construed or interpreted as assigning or transferring any portion or aspect of each Party's ownership to any intellectual property right.

6.02 Patents and Patent Application. The Licensor warrants that he is and will remain, at least until the end of the present Agreement, the sole owner of the Patents and Patent Applications. The Licensor shall not assign the Patents and/or Patent Applications in whole or in part to any third party that could inhibit the execution of this Agreement in any manner whatsoever, and shall pay all necessary fees to ensure their validity, at least until the termination of the present Agreement. In addition, the Licensor shall use its best efforts to extend their validity at least to the following territories: United States, Germany, England, Brazil, Argentina and Singapore, unless specifically agreed otherwise in writing by Licensee. It is acknowledged by the Licensee that the statute of limitations for extension to all of the above listed countries is no longer possible for the Patents and the Patent Applications, notwithstanding however, Licensor shall not be relieved of its duties to pursue such coverage where possible.

6.03 Rights granted to the Site User. Notwithstanding any other provisions, the Site User buying a Nano Reactor® System incorporating a Nano Reactor® Device is automatically granted by the Licensor a non exclusive and irrevocable license to use such Nano Reactor® System incorporating a Nano Reactor® Device for a specifically defined process without limitation of time. Such License, however, starts when the Site User has paid the fees related to said Nano Reactor® System incorporating a Nano Reactor® Device.

6.04 Intellectual property rights on the Nano Reactor® Device or Nano Reactor® System. Licensor shall indemnify Licensee and Site User against any claims or suits which may be made against the Licensee and/or Site User in respect of any infringement of any right protected or which ought to be protected by patent, design, copyright or trade mark resulting from the sale or the use of a Nano Reactor® Device or Nano Reactor® System or technical information supplied pursuant to this Agreement. The Licensee and/or Site User shall be entitled to pass on any such claim described above and made against him to the Licensor for necessary legal action and/or settlement.

ARTICLE VII
FEES AND PAYMENT

7.01 The target pricing for a Nano Reactor® System incorporating a Nano Reactor® Device sold by the Licensee to a Site User is defined in Nano Reactor® System Pricing Targets. Licensee reserves the right to increase from the target pricing, or discount the target pricing up to ten percent (10%). Discounts exceeding ten percent (10%) require the approval of Licensor.

7.02 For each Nano Reactor® Device purchased by the Licensee from the Licensor, the Licensor shall be entitled to: (a) Fees as outlined in Nano Reactor® Device Fees & Payment Schedule.

(b) Payment terms. The downpayment shall be paid by the Licensee to the Licensor, within ten (10) working days from the later of; 1) the Nano Reactor® System being Sold, and 2) the receipt of the Licensor invoice for the correct amount. The payment upon shipment shall be paid by the Licensee to the Licensor, within ten (10) working days from the later of; 1) total payment by the Site User of the agreed balance payment upon shipment, and 2) the receipt of the Licensor invoice for the correct amount.

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7.03 For each Nano Reactor® System incorporating a Nano Reactor® Device sold by the Licensee to a Site User, the Licensor shall be entitled to: (a) Fees equivalent to a fifty percent (50%) share of the Gross Margin of the Nano Reactor® System.

(b) Payment terms. One hundred percent (100%) of this fee shall be paid by the Licensee to the Licensor within the 10 working days from the later of; 1) the payment by the Site User of the agreed final payment, and 2) the receipt of the Licensor invoice for the correct amount.

7.04 Payment Procedure. All fees and other amounts payable by Licensee to Licensor or Licensor to Licensee under this Agreement shall be exclusive of sales, use or other taxes imposed by any applicable law or regulations as a result of the payments under this Agreement, other than any withholding tax or taxes based upon Licensor's net income.

7.05 Advance Payment Procedure. The Parties agree that Licensee, when required based on the formula below, shall pay to the Licensor an advance payment according to the following formula: (U.S. $125,000 x M) - AP, where; "M" is the number of full months expired since the signing of the present Agreement, and; "AP" is the total accumulated amount of fees paid by Licensee to Licensor since the signing of the present contract per Article VII, paragraphs 7.02 and 7.03. If the result of the application of the formula is negative, the Licensee shall not pay anything. If the result of the formula is positive, the Licensee shall pay an advance payment corresponding to the result on the first day of the month following the calculated period, advanced payments will be deducted from later fee payments from Licensee to Licensor.

7.06 Adaptation of the fees for sales on territories not covered by the Patents nor Patent Applications. If the fees and payment conditions as per article VII of the Agreement do not allow Licensee to offer, sell and market at competitive commercial conditions on a territory not covered by the Patents nor Patent Applications, Parties shall meet and try to find a commercial workable solution. In case no commercial workable solution can be found, Licensee shall be free to offer, sell and market other technologies on said territory.

ARTICLE VIII
ASSIGNMENTS AND TRANSFERS

8.01 Non-Transferability. During the term of this Agreement, neither Party shall be entitled to assign, convey, sell or otherwise transfer this Agreement or any interest therein to any person without the prior written consent of the other Party. Any attempted conveyance, transfer, sale, encumbrance or assignment of this Agreement, either in whole or in part, by either Party shall be null and void.

ARTICLE IX
DURATION AND TERMINATION

9.01 Term and Duration. This Agreement shall become effective as of the Effective Date and shall continue in full force and effect for an initial period of three (3) years from and after the Effective Date.

9.02 Early termination for economical reason. Each year, on August 1, the Licensee shall be entitled to terminate the present agreement upon prior notice given at the latest on June 1 of the same year should Licensee and its Affiliates have failed to convert a minimum of 6 Nano Reactor® Systems to Sold status during the preceding period Of June 1 to May 31. All fees associated with Nano Reactor® Systems sold by Licensee before termination shall be paid to Licensor according to the present Agreement. The advance payment as stated at article 7.05 shall cease to be due as from termination, and all advance payments already paid shall be deducted from later payments from Licensee to Licensor.

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9.03 Early termination due to reduction of the scope of the Patents or Process Patent Applications. The Licensee shall be entitled to immediately terminate the present Agreement in case of breach of article 6.02, or in case the claims of current US patent application N° 12/484,981 and US patent application N° 12/883,328 are not granted as such or are canceled, in such a way the patent that will be granted on basis of US patent application N° 12/484,981 does not usefully cover the Nano Reactor® System"

In case of breach of article 6.02, Licensor shall, within 30 days from the termination, pay to Licensee 3.000.000,00 $ damages, without prejudice of the Licensee to claim a higher amount in the framework of an arbitration as per article 14.02. Parties expressly acknowledge that such amount is the minimum amount of damages suffered by Licensee from the breach of article 6.02.

9.04 Termination for Material Default. (a) Upon Licensor's notice to Licensee of any material default under this Agreement, the Parties shall, within thirty (30) days, attempt to resolve any differences between them and to cure any such default that exists or may exist under this Agreement. If a material default hereunder continues for a period of ninety (90) days following Licensor's notice of such default to Licensee without being cured or corrected, Licensor shall have the right to terminate this Agreement upon notice to Licensee. The expiration or termination of this Agreement under this Article 9.04 shall not relieve Licensee of its obligations to account for and pay all amounts due Licensor under this Agreement, without prejudice of the right of the Licensee to suspend payments towards the Licensor in case the latest is liable for damages caused to Licensee and/or Site User.

9.05 Effect of Expiration/Termination.

(a) Termination of this Agreement under article IX or otherwise shall not affect any rights granted to Site Users that are in full compliance with the terms of this Agreement as of the date of any such termination.

(b) Termination of this Agreement under article IX or otherwise shall not preclude any Party from pursuing or enforcing any claim it may have for damages or otherwise on account of any default by any Party.

(c) During ten (10) years as from termination of this Agreement under article IX or otherwise, Licensor and its Affiliates shall continue to provide Licensee and its Affiliates with Nano Reactor® Devices and/or the right to supply Nano Reactor® Systems at competitive conditions, on a non-exclusive basis.

(d) During a period of ten (10) years as from termination of this Agreement under article IX or otherwise, Licensee and its Affiliates shall agree not to purchase competing hydrodynamic cavitation technology for Oils & Fats and Oleochemical applications as long as Licensor is capable of performing as per this Agreement, and provided the conditions proposed by the Licensor allow the Licensee to offer, sell and market at competitive conditions, from a commercial and technological point of view.

ARTICLE X
CONFIDENTIALITY AND NON- DISCLOSURE

10.01 Confidentiality and Non-Disclosure. Each of the Parties agrees that any Confidential Information developed or acquired by either Party or disclosed or made available to a Party (or its Affiliates) by the other Party at any time prior to or during the term of this Agreement, shall be kept strictly confidential and protected in accordance with the Secrecy & Non-Disclosure Agreement, without prejudice of article V of the present Agreement.

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ARTICLE XI
USE OF NAMES, MARKS AND LOGOS

11.01 Licensor's Name, Marks and Logos. During the term of this Agreement, subject to Section 11.01, Licensee shall be entitled to use Licensor's name, marks and logos in materials prepared or used by Licensee to advertise, promote or market the Nano Reactor® System incorporating a Nano Reactor® Device under and within the scope of the rights and license granted to Licensee under this Agreement. It is specifically noted that Licensor has the following marks as registered trademarks in the U.S. Patent and Trademark Office:

- Nano Reactor®
- CTi Nano Neutralization®

Licensee shall not publish, use or refer to Licensor's name, marks or logos in any manner that would diminish, dilute or compromise its/their commercial value.

ARTICLE XII

NOTICES

12.01 Notices. Any notice, payment, request, demand or other communication hereunder shall be in writing and shall be deemed to have been duly given when　 (i) delivered personally to the Party to be notified; or (ii) upon delivery or transmittal if sent by facsimile transmission with confirmation that the facsimile message was received by the facsimile machine of the Party to be notified, (iii) upon delivery if sent by a overnight carrier; or (iv) five business days after sent by registered or certified mail, postage paid, to the party to be notified, at the address set forth below.　 Either Party may change its address, facsimile number or representative upon written notice to the other Party.

(a) If to Licensor:	(b) If to Licensee:
Cavitation Technologies, Inc. 10019 Canoga Avenue Chatsworth, California 91311 USA Telephone: (818) 718-0905 Telefax: (818) 718-1176 Attn: Todd J. Zelek, CEO	n. v. Desmet Ballestra Group s.a. Minervastraat, 1 - B-1930 Zaventem, Belgium Telephone: +32 .2. 716 .11.11 Telefax: +32 2 716 11 09 Attn: Marc Kellens, Group Technical Director

ARTICLE XIII
LIABILITIES

13.01 Licensor's Warranties; Limitations.

(a) Licensor warrants that, at the time each Nano Reactor® Device is delivered to Licensee or a Site User, as the case may be, such device will perform in accordance with the performance specifications as defined in the Licensee's confirmed order to Licensor. Reference Exhibit A.

(b) If, at any time during a twenty-four months period after startup of any Nano Reactor® Device, it is discovered that the Nano Reactor® Device (or any component or part thereof) does not meet the foregoing warranties, Licenser shall, at no cost to Licensee, promptly perform or arrange for the performance of any remedial work or services required to make the Nano Reactor® Device conform to such warranties. After this twenty-four months period, Licensor will either enable the Site User to buy a replacement Nano Reactor® Device for the replacement fee value outline in Nano Reactor® Device Fees & Payment Schedule, or enable the Site User to sign up for an extended warranty program at competitive conditions.

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13.02 Limitation on Damages. (a) Except for infringement of article 6 and 10 of the present Agreement, or when expressly set forth in the present agreement, neither party shall have any liability to the other party for any indirect or consequential damages, including without limitation, lost profits or savings.

(b) Except for infringement of article 6 and 10 of the present agreement, or when expressly set forth in the present agreement the aggregate liability of both parties for any reason and upon any claim or cause of action based on or arising out of the delivery of Nano Reactor® System or a Nano Reactor® Device shall be limited to the aggregate amount of any kind due to Licensor under the concerned agreement.

ARTICLE XIV
GOVERNING LAW AND DISPUTE RESOLUTION

14.01 Governing Law. This Agreement and all amendments hereto shall be governed by and construed under the laws of the State of California (USA).

14.02 Dispute Resolution. (a) In the event of any claim, controversy or dispute between the Parties arising out of or in any way relating to this Agreement (each a "Dispute"), the Parties shall make a good faith effort to resolve the Dispute amicably through settlement and compromise. If the Parties are unable to resolve a Dispute, the Dispute shall be finally and exclusively resolved by binding arbitration administered by the American Arbitration Association ("AAA") under its Commercial Arbitration Rules and the AAA Optional Rules for Emergency Measures of Protection (the "AAA Rules"). Unless otherwise agreed by the Parties in writing, arbitration of Disputes shall be conducted at the AAA's offices in Los Angeles, California.

(b) The decision or award of the arbitrators shall be in writing and shall state their detailed reasoning for the award. Discovery of evidence shall be conducted expeditiously by the Parties, bearing in mind the Parties' desire to limit discovery and to expedite the decision or award of the arbitrators at the most reasonable cost and expense of the Parties. Judgment upon an award rendered pursuant to such arbitration may be entered in any court having jurisdiction or application may be made to such court for a judicial acceptance of the award and/or an order of enforcement, as the case may be.

(c) Each Party shall pay all its own costs and expenses incurred in any such arbitration/litigation, including attorneys' fees and the fees and expenses of its experts and witnesses.

(d) Notwithstanding article 14.02 (a), any Party sued by a third party before an arbitral tribunal or before the court and tribunal of any country can summon the other Party before such jurisdiction if there are reasons to believe the latest is responsible or liable for part or the whole of the claim issued by the third party.

ARTICLE XV
ADDITIONAL PROVISIONS

15.01 Amendment and Waiver. This Agreement may be amended, and waivers under this Agreement may be granted, only by a written instrument signed by both Parties. Failure of either Party, at any time or from time to time, to exercise any of its rights under this Agreement or to insist upon strict performance of the other Party's obligations hereunder shall not be deemed a waiver of or to limit any of such rights or obligations with respect to any subsequent occurrence.

15.02 Invalidity. Should any part or provision of this Agreement be held unenforceable or in conflict with the laws of the United States of America or any state thereof, or of any foreign country, the validity of the remaining parts or provisions shall not be affected by such decision or holding.

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15.03　　Relationship of Parties.　 Nothing in this Agreement shall be deemed to create an agency, joint venture, partnership, franchise or similar relationship between the Parties.　 Each Party shall conduct all business in its own name as an independent contractor and neither Party shall be liable for the representations, acts, or omission of the other Party.

15.04　　Agents.　 In order to optimize the sale of Nano Reactor® Systems, Licensee and Licensor shall agree on a list of agents (the "Agents"), such list being modified upon written agreement of the Parties. Those Agents shall be bound to Licensee by a written agreement approved by Licensor.　Agents will only contact approved facilities, using exclusively proposals generated by Licensee. Licensor shall be responsible for payment of any such Agent fees.

15.05 Integration. This Agreement, together with the Secrecy & Non-Disclosure Agreement, embodies the entire agreement of the Parties and merges all prior oral and written agreements between the Parties with respect to subject matter hereof. No stipulation, agreement, representation or understanding of the Parties shall be valid or enforceable unless contained in this Agreement or the Secrecy & Non-Disclosure Agreement, or in a subsequent written agreement signed by the Parties.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date(s) set forth below.

Licensor CAVITATION TECHNOLOGIES, INC. By: /s/ Todd Zelek Name: Title: CEO Date: May 14, 2012

Licensee
N.V. DESMET BALLESTRA GROUP S.A.

By: /s/Marc Kellens, b.v.b.a
Name:
Title: Member of Executive Committe
Date: May 14, 2012

By: /s/Olivier Hanne, s.p.r.l.
Name:
Title: Member of Executive Committee
Date: May 14, 2012

CTI Initials ______ DB Initials _________

EXHIBIT A

CONFIRMED ORDER DATA

Date:

Purchase Order Number:

Supplier:

Cavitation Technologies, Inc.
10019 Canoga Avenue
Chatsworth, California 91311 USA
Attn: Mr. Todd J. Zelek, CEO

Re: Technology License Agreement dated _______, 2012

Item:

Nano Reactor® Device, for hydrodynamic cavitation of ______ kg/hr of ____________________ oil at __ °C temperature with ___ % moisture at a pressure drop of 900-1000 psig. Device to be enclosed in a stainless steel housing with [ANSI or DIN] process connections and lugs for support of weight. Unit to be prepared and packed for export shipment. Outline drawing required within 30 days of order. Operating manual required prior to shipment.

Quantity:

One (1)

Price:

U.S. $ ___________, F,O.B. Chatsworth, CA

Payment Terms:

[as per Nano Reactor® Device Fees & Payment Schedule]

Notes:

Purchased under terms and conditions of Technology License Agreement dated _______, 2012

CTI Initials ______ DB Initials _________

EXHIBIT B

NANO REACTOR® DEVICE FEES & PAYMENT SCHEDULE

  NANO NEUTRALIZATION APPLICATION - NEW PLANTS

  Fees:

  200 TPD $ X Ex Works, Chatsworth, CA

  250 TPD $ X Ex Works, Chatsworth, CA

  300 TPD $ X Ex Works, Chatsworth, CA

  350 TPD $ X Ex Works, Chatsworth, CA

  400 TPD $ X Ex Works, Chatsworth, CA

  500 TPD $ X Ex Works, Chatsworth, CA

  600 TPD $ X Ex Works, Chatsworth, CA

  700 TPD $ X Ex Works, Chatsworth, CA

  800 TPD $ X Ex Works, Chatsworth, CA

  900 TPD $ X Ex Works, Chatsworth, CA

  1000 TPD $X Ex Works, Chatsworth, CA

  1100 TPD $X Ex Works, Chatsworth, CA

  1200 TPD $X Ex Works, Chatsworth, CA

  Payment Schedule:

  50% downpayment
  50% payment on delivery

  NANO NEUTRALIZATION APPLICATION - PLANT RETROFITS

  Fees:

  200 TPD $ X Ex Works, Chatsworth, CA

  250 TPD $ X Ex Works, Chatsworth, CA

  300 TPD $ X Ex Works, Chatsworth, CA

  350 TPD $X Ex Works, Chatsworth, CA

  400 TPD $X Ex Works, Chatsworth, CA

  500 TPD $X Ex Works, Chatsworth, CA

  600 TPD $X Ex Works, Chatsworth, CA

  700 TPD $X Ex Works, Chatsworth, CA

  800 TPD $X Ex Works, Chatsworth, CA

  900 TPD $X Ex Works, Chatsworth, CA

  1000 TPD $X Ex Works, Chatsworth, CA

  1100 TPD $X Ex Works, Chatsworth, CA

  1200 TPD $X Ex Works, Chatsworth, CA

  Payment Schedule:

  25% downpayment

CTI Initials ______ DB Initials _________

  75% payment on delivery

  NANO NEUTRALIZATION APPLICATION - REPLACEMENT REACTORS

Fees:

200 TPD $ X Ex Works, Chatsworth, CA

250 TPD $ X Ex Works, Chatsworth, CA

300 TPD $ X Ex Works, Chatsworth, CA

350 TPD $ X Ex Works, Chatsworth, CA

400 TPD $X Ex Works, Chatsworth, CA

500 TPD $X Ex Works, Chatsworth, CA

600 TPD $X Ex Works, Chatsworth, CA

700 TPD $X Ex Works, Chatsworth, CA

800 TPD $X Ex Works, Chatsworth, CA

900 TPD $X Ex works, Chatsworth, CA

1000 TPD $X Ex Works, Chatsworth, CA

1100 TPD $X Ex Works, Chatsworth, CA

1200 TPD $X Ex Works, Chatsworth, CA

Payment Schedule:

50% downpayment
50% payment on delivery
CTI Initials ______ DB Initials _________

EXHIBIT C

NANO REACTOR® SYSTEM PRICING TARGETS

  NANO NEUTRALIZATION APPLICATION - NEW PLANTS

  Pricing target established at approximately a 1-year payback on acid and caustic savings.

  200 TPD $ XEx Works, Chatsworth, CA

  250 TPD $X Ex Works, Chatsworth, CA

  300 TPD $X Ex Works, Chatsworth, CA

  350 TPD $X Ex Works, Chatsworth, CA

  400 TPD $X Ex Works, Chatsworth, CA

  500 TPD $X Ex Works, Chatsworth, CA

  600 TPD $X Ex Works, Chatsworth, CA

  700 TPD $X Ex Works, Chatsworth, CA

  800 TPD $X Ex Works, Chatsworth, CA

  900 TPD $X Ex Works, Chatsworth, CA

  1000 TPD $X Ex Works, Chatsworth, CA

  1100 TPD $X Ex Works, Chatsworth, CA

  1200 TPD $X Ex Works, Chatsworth, CA
  NANO NEUTRALIZATION APPLICATION - PLANT RETROFITS

  Pricing target established at approximately a 1.5-year payback on 0.2% yield increase plus acid and caustic savings.

  200 TPD $X Ex Works, Chatsworth, CA

  250 TPD $X Ex Works, Chatsworth, CA

  300 TPD $X Ex Works, Chatsworth, CA

  350 TPD $X Ex Works, Chatsworth, CA

  400 TPD $X Ex Works, Chatsworth, CA

  500 TPD $X Ex Works, Chatsworth, CA

  600 TPD $X Ex Works, Chatsworth, CA

  700 TPD $X Ex Works, Chatsworth, CA

  800 TPD $X Ex Works, Chatsworth, CA

  900 TPD $X Ex Works, Chatsworth, CA

  1000 TPD $X Ex Works, Chatsworth, CA

  1100 TPD $X Ex Works, Chatsworth, CA

  1200 TPD $X Ex Works, Chatsworth, CA
CTI Initials ______ DB Initials _________